Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S–8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Concord EFS, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2462252
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2525 Horizon Lake Drive Suite 120 Memphis, Tennessee	38133
(Address of Principal Executive Offices)	(Zip Code)

Concord EFS, Inc.
2002 Stock Option Plan
(Full Title of the Plan)

Edward T. Haslam
Chief Financial Officer
Concord EFS, Inc.
2525 Horizon Lake Drive
Suite 120
Memphis, Tennessee 38133
(901) 371-8000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Marcia E. Heister, Esq., General Counsel Concord EFS, Inc. 2525 Horizon Lake Drive, Suite 120 Memphis, Tennessee 38133 (901) 371-8000	Imad I. Qasim, Esq. Sidley Austin Brown & Wood Bank One Plaza, 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7094

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.33 1/3 par value	48,000,000 shares(1)	$30.46(2)	$1,462,080,000(2)	$134,511.36

(1)	Shares issuable under options granted under the Concord EFS, Inc. 2002 Stock Option Plan.
(2)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Concord EFS, Inc. Common Stock as reported in the consolidated reporting system on June 14, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* This registration statement relates to securities of the registrant to be offered pursuant to the Concord EFS, Inc. 2002 Stock Option Plan, as indicated on the facing sheet hereof. Information required by Part I to be contained in the Section 10(a) prospectus related to this plan is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are incorporated by reference herein:

(a) The registrant’s annual report on Form 10-K for the year ended December 31, 2001;

(b) The registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2002;

(c) The registrant’s current reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 22, 2002 and May 16, 2002; and

(d) The description of the registrant’s common stock contained in Registration No. 2-89213 filed on June 26, 1984, together with any and all amendments and reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon for the registrant by Marcia E. Heister, its Senior Vice President, General Counsel, and Assistant Secretary. Ms. Heister holds options for shares of the registrant’s common stock.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

In accordance with the DGCL, the registrant’s Restated Certificate of Incorporation, as amended, contains a provision to limit the personal liability of the registrant’s directors for violation of their fiduciary duty. This provision eliminates each director’s liability to the registrant or its stockholders for monetary damages except to the extent provided by the DGCL (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The registrant’s By-laws provide for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law. In addition, the registrant maintains insurance policies that provide coverage for its officers and directors in certain situations where the registrant cannot directly indemnify such officers or directors.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.		Description

4.1	*	Restated Certificate of Incorporation of the registrant

4.2		By-laws of the registrant are incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-8 (File No. 333-74215), filed on March 10, 1999.

5.1	*	Opinion of Marcia E. Heister, General Counsel of the registrant

23.1	*	Consent of Marcia E. Heister, General Counsel of the registrant (included in Exhibit 5.1 to this registration statement)

23.2	*	Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 2001, 2000, and 1999)

23.3	*	Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 2000 and 1999)

99.1		Concord EFS, Inc. 2002 Stock Option Plan is incorporated herein by reference to Appendix A to the registrant’s definitive proxy statement filed on April 8, 2002.

*	Filed herewith

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Memphis, State of Tennessee, on this 17th day of June, 2002.

CONCORD EFS, INC.

By:	/s/ DAN M. PALMER
Dan M. Palmer
Chairman of the Board of Directors and
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ DAN M. PALMER Dan M. Palmer	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 17, 2002

/s/ EDWARD T. HASLAM Edward T. Haslam	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	June 17, 2002

/s/ EDWARD A. LABRY III Edward A. Labry III	Director	June 17, 2002

/s/ RICHARD M. HARTER Richard M. Harter	Director	June 17, 2002

/s/ DOUGLAS C. ALTENBERN Douglas C. Altenbern	Director	June 17, 2002

/s/ J. RICHARD BUCHIGNANI J. Richard Buchignani	Director	June 17, 2002

/s/ RONALD V. CONGEMI Ronald V. Congemi	Director	June 17, 2002

/s/ RICHARD P. KIPHART Richard P. Kiphart	Director	June 17, 2002

/s/ JERRY D. MOONEY Jerry D. Mooney	Director	June 17, 2002

/s/ PAUL L. WHITTINGTON Paul L. Whittington	Director	June 17, 2002

EXHIBIT INDEX

Exhibit No.		Description

4.1	*	Restated Certificate of Incorporation of the registrant

4.2		By-laws of the registrant are incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-8 (File No. 333-74215), filed on March 10, 1999.

5.1	*	Opinion of Marcia E. Heister, General Counsel of the registrant

23.1	*	Consent of Marcia E. Heister, General Counsel of the registrant (included in Exhibit 5.1 to this registration statement)

23.2	*	Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 2001, 2000, and 1999)

23.3	*	Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 2000 and 1999)

99.1		Concord EFS, Inc. 2002 Stock Option Plan is incorporated herein by reference to Appendix A to the registrant’s definitive proxy statement filed on April 8, 2002.

*	Filed herewith